May 30, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20509


Re:  Registration Statement on Form S-8


Ladies and Gentlemen:

     I am an attorney-at-law, duly licensed to practice law in the State of California, and I am the Senior Vice President, Secretary and General Counsel of Ameron, Inc. (the "Company"). I have acted as legal counsel to the Company in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") with respect to the registration under the Securities Act of 1933 of 120,000 shares of Common Stock, $2.50 par value per share, and the associated preferred stock purchase rights (the "Shares") of the Company which have been reserved for issuance from time-to-time pursuant to awards granted and to be granted pursuant to the Company's 1994 Nonemployee Director Stock Option Plan (the "Plan").

     I have examined, among other things, the Registration Statement, the related Prospectus, the Plan, the Company's definitive Proxy Statement for the 1995 Annual Meeting of Stockholders, and such other documents, and have obtained such certificates and assurances from public officials and from officers and representatives of the Company, as I have deemed necessary for the purpose of rendering this opinion. I have assumed the genuineness of all signatures on, and the authenticity of, all documents and instruments submitted to me as originals, and the conformity to original documents of all documents submitted to me as copies.

     I have also examined the proceedings heretofore taken, and I am familiar with the proceedings proposed to be taken, by the Company in connection with the authorization, reservation, issuance and sale of the Shares and, in reliance thereon, I assume for purposes of this opinion, that the Company will not grant any award under the Plan pursuant to which Shares could be issued for consideration that is not adequate in form or amount to support the issuance of fully paid stock under applicable state law.

     Based on the foregoing and in reliance thereon, it is my opinion that the Shares, when issued pursuant to awards granted and exercised in accordance with the provisions of the Plan and related agreements, will be legally issued, fully paid and nonassessable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name under the caption "Interest Of Named Experts And Counsel" in the Registration Statement.

Very truly yours,



Javier Solis
Senior Vice President, Secretary
 and General Counsel